As filed with the Securities and Exchange Commission on December 22, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WAL-MART STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	71-0415188
(State of Incorporation)	(I.R.S. Employer Identification No.)

702 Southwest 8th Street

Bentonville, Arkansas 72716

(Address of Principal Executive Offices) (Zip Code)

WALMART DEFERRED COMPENSATION MATCHING PLAN(1)

(Full Title of Plan)

Geoffrey W. Edwards

Senior Associate General Counsel, Corporate Governance

Wal-Mart Stores, Inc.

702 Southwest 8th Street

Bentonville, Arkansas 72716

(479) 204-6483

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

With a Copy to:

Dudley W. Murrey

Andrews Kurth LLP

1717 Main Street, Suite 3700

Dallas, Texas 75201

214-659-4530

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Deferred Compensation Obligations (1)	$50,000,000.00	N/A	$50,000,000.00	$5,730.00

(1)	The deferred compensation obligations are general, unsecured obligations of Wal-Mart Stores, Inc. to pay certain amounts in the future in accordance with the terms of the Walmart Deferred Compensation Matching Plan.
(2)	Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Exchange Act of 1933, as amended, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to participants in the Walmart Deferred Compensation Matching Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed by the registrant with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the registrant with the Commission and are incorporated herein by reference:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 (the “Annual Report”), which incorporates by reference the registrant’s audited financial statements for the registrant’s last completed fiscal year, as filed with the Commission on March 30, 2011, and which incorporates by reference information in the registrant’s definitive proxy statement contained in the registrant’s Schedule 14A filed with the Commission on April 18, 2011.

(b)	The registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2011, July 31, 2011 and October 31, 2011.

(c)	The registrant’s Current Reports on Form 8-K filed with the Commission on April 15, 2011, June 9, 2011, September 27, 2011, September 29, 2011 and December 8, 2011.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered under this registration statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, including our Annual Reports on Form 10-K (and the information incorporated by reference therein), Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding any information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K) and definitive proxy statements contained in our Schedules 14A. Nothing in this registration statement shall be deemed to incorporate by reference herein any information of the type described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission contained in the documents described above or any information that is furnished to the Commission under applicable rules of the Commission rather than filed with the Commission and exhibits furnished in connection with the information so furnished.

Any statement included herein and the information incorporated by reference into this registration statement will be updated and supplemented by the information contained in certain filings we make with the SEC in the future, including our Annual Reports on Form 10-K (and the information incorporated by reference therein), Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K) and definitive proxy statements, that are incorporated herein by reference. The information contained in those future filings will be considered to be part of this registration statement and will automatically update and supersede, as appropriate, the information contained in this registration statement and in the filings previously filed with the SEC that are incorporated herein by reference. Please note that we will not incorporate herein by reference into this registration statement any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K to the SEC after the date of this registration statement unless, and only to the extent, we expressly specify in that report that we are doing so.

Item 4. Description of Securities.

This registration statement registers the offer and sale of deferred compensation obligations of Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), deemed to occur as a result of the deferral of compensation by a participant under the Plan (the “Deferred Compensation Obligations”). The Deferred Compensation Obligations will be general, unsecured obligations of the Company and rank equally in right of payment with the other unsecured and unsubordinated indebtedness of the Company.

Although the Plan will become effective on February 1, 2012 for deferrals of compensation to be made pursuant to the Plan, the Company anticipates that persons eligible to participate in the plan will make elections to defer compensation pursuant to the Plan as described below prior to February 1, 2012 and after the effective date of this registration statement. As a result, the Company has filed this registration statement to register the Deferred Compensation Obligations in advance of any such elections being made by a participant in connection with the Plan.

Under the Plan, Company officers will be eligible to participate in the Plan and may elect to defer any or all of their salary, any amount payable to them under the Company’s Management Incentive Plan (the “MIP”), and any special bonuses they may be awarded in a Plan year. Certain other employees of the Company having base compensation in excess of the limitation set forth in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) will be eligible to participate in the Plan and defer up to 80 percent of any amounts payable to them under the MIP in a Plan year. The amount a participant elects to defer in any Plan year will be credited to a bookkeeping account to be maintained in the name of that participant under the Plan. Participants in the Plan will be fully vested immediately on their own contributions.

The Company will allocate to a participant’s Plan account a matching contribution equal to the amounts deferred by a participant in a Plan year, up to 6% of the amount by which the total of the participant’s base salary and any amount payable to the participant under the MIP for the Plan year (whether or not deferred) exceeds the then applicable limitation in Section 401(a)(17) of the Code. Participants in the Plan will be required to be employed on the last day of a Plan year to receive a matching contribution for that Plan year. A participant in the Plan will become vested in the Company’s matching contributions credited to his or her account once the participant has participated in the Plan for three years after his or her initial deferral of compensation under the Plan. For purposes of determining the vesting of Company matching contributions under the Plan, Plan participants who were participants in the Company’s Officer Deferred Compensation Plan (the “ODCP”) will be given participation credit for their years of participation in the ODCP.

In addition, Plan participants’ accounts will be credited daily with the equivalent of a daily rate of interest based on the yield on United Stated Treasury securities (not indexed for inflation) with a constant maturity of 10 years plus 2.7 percent. A Plan participant determined to have engaged in conduct detrimental to the best interests of the Company will forfeit all matching contributions and any earnings on the matching contributions credited to his or her Plan account and the earnings on the amounts of deferred compensation credited to the participant’s account will be recalculated based on a rate that is 50% of the rate at which those earnings would otherwise be calculated.

The Deferred Compensation Obligations will represent the Company’s obligation to distribute (i.e., to pay) to a participant cash in the amount credited to the participant’s Plan account, including any vested matching contributions and allocated earnings on the account, at a time or times elected by the participant and otherwise upon the participant’s retirement from the Company, separation from service with the Company or death. The Deferred Compensation Obligations will be payable to a participant in the Plan entitled to receive a distribution under the Plan in a lump sum at the time at which such distribution is required under the Plan, although a participant may elect to receive the distribution of the amount credited to his or her Plan account upon his or her retirement from the Company in up to 15 equal annual installments.

The Plan will be administered by the Compensation, Nominating and Governance Committee of the Company’s Board of Directors. The Company can amend or terminate the Plan at any time, but no such action may cause a participant to forfeit his or her Plan account.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Amended and Restated Bylaws of the registrant provide that the registrant shall indemnify any person made or threatened to be made a party to any threatened, pending or completed action, lawsuit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer for another entity) to the full extent it has the power to do so under the Delaware General Corporation Law and other applicable law, except that the registrant need not indemnify any such person in connection with a proceeding initiated against the registrant by that person unless the proceeding was authorized by the registrant’s board of directors. The Amended and Restated Bylaws further provide that the registrant may indemnify, to the full extent it has the power to do so under the Delaware General Corporation Law and other applicable law, any person made or threatened to be made a party to any proceeding by reason of the fact that such person is or was an associate or agent of the registrant (or is or was serving at the request of the registrant as an employee or agent of another entity).

Pursuant to Section 145 of the Delaware General Corporation Law, among other things, the registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. This power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

This power to indemnify applies to actions or suits brought by or in the right of the registrant to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred by the person in connection with the defense or of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with the further limitation that in such actions or suits no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of the registrant is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter of the type described in the two preceding paragraphs, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Restated Certificate of Incorporation of the registrant, as amended to date, provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) for transactions in which the director received an improper personal benefit.

The registrant is insured against liabilities that it may incur by reason of its indemnification of officers and directors in accordance with its Amended and Restated Bylaws. In addition, the directors and officers of the registrant are insured, at the expense of the registrant, against certain liabilities that might arise out of their employment and are not subject to indemnification under its Amended and Restated Bylaws.

The foregoing summaries are necessarily subject to the complete texts of Section 145 of the Delaware General Corporation Law, the Restated Certificate of Incorporation, as amended, of the registrant and the Amended and Restated Bylaws of the registrant referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Walmart Deferred Compensation Matching Plan, effective February 1, 2012 (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on September 29, 2011)

*5.1	Opinion of Gordon Y. Allison

*23.1	Consent of Ernst & Young LLP

*23.2	Consent of Gordon Y. Allison (contained in Exhibit 5.1 hereto)

*24.1	Power of Attorney (contained on the Signature Page of this registration statement)

*	Filed herewith as an Exhibit

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on December 22, 2011.

WAL-MART STORES, INC.

By:	/S/ MICHAEL T. DUKE
Name: Title:	Michael T. Duke President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles M. Holley, Jr. and Jeffrey J. Gearhart, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to each of this registration statement and any other Registration Statements on Form S-8 of Wal-Mart Stores, Inc. effective on the date written below under the Securities Act of 1933, as amended, and the rules of the Securities and Exchange Commission thereunder, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 22nd day of December, 2011.

Signature	Title

/S/ S. ROBSON WALTON	Chairman of the Board of Directors and Director
S. Robson Walton

/S/ MICHAEL T. DUKE	President, Chief Executive Officer and Director
Michael T. Duke	(Principal Executive Officer)

/S/ CHARLES M. HOLLEY, JR.	Executive Vice President and Chief Financial
Charles M. Holley, Jr.	Officer (Principal Financial Officer)

/S/ STEVEN P. WHALEY	Senior Vice President and Controller
Steven P. Whaley	(Principal Accounting Officer)

/S/ AIDA M. ALVAREZ	Director
Aida M. Alvarez

Signature	Title

/S/ JAMES W. BREYER	Director
James W. Breyer

/S/ M. MICHELE BURNS	Director
M. Michele Burns

/S/ JAMES I. CASH, JR., PH.D.	Director
James I. Cash, Jr., Ph.D.

/S/ ROGER C. CORBETT	Director
Roger C. Corbett

/S/ DOUGLAS N. DAFT	Director
Douglas N. Daft

/S/ GREGORY B. PENNER	Director
Gregory B. Penner

/S/ STEVEN S REINEMUND	Director
Steven S Reinemund

/S/ H. LEE SCOTT, JR.	Director
H. Lee Scott, Jr.

/S/ ARNE M. SORENSON	Director
Arne M. Sorenson

/S/ JIM C. WALTON	Director
Jim C. Walton

/S/ CHRISTOPHER J. WILLIAMS	Director
Christopher J. Williams

/S/ LINDA S. WOLF	Director
Linda S. Wolf

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Walmart Deferred Compensation Matching Plan, effective February 1, 2012 (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on September 29, 2011)

*5.1	Opinion of Gordon Y. Allison

*23.1	Consent of Ernst & Young LLP

*23.2	Consent of Gordon Y. Allison (contained in Exhibit 5.1 hereto)

*24.1	Power of Attorney (contained on the Signature Page of this registration statement)
* Filed herewith as an Exhibit